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                                 EXHIBIT 23.1

                        Consent of Independent Auditors

The Board of Directors
Unigraphics Solutions Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-57485, 333-75975, 333-75979, 333-90641, 333-33384, 333-
33386)of Unigraphics Solutions Inc. of our reports dated March 24, 2000 with respect to the consolidated balance sheet of Engineering Animation, Inc. and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for the year then ended and the related financial statement schedule which reports appear in the Current Report on Form 8-K/A dated December 26, 2000 of Unigraphics Solutions Inc.

                                            /s/ KPMG LLP

Minneapolis, Minnesota
December 26, 2000